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                                                                       EXHIBIT D


CERTIFICATE NUMBER                                    NUMBER OF SHARES
                  ----                                                ----------

                      CALAMOS STRATEGIC TOTAL RETURN FUND
                          Preferred Shares - Series ___
                                  No Par Value
                    $25,000 Liquidation Preference Per Share

                                                         Cusip No.
                                                                   -------------


         This certifies that Cede & Co. is the registered owner of _________________ fully paid and non-assessable shares of Preferred Shares - Series ____, no par value, $25,000 liquidation preference per share, of Calamos Strategic Total Return Fund (the "Trust") transferable only on the books of the Trust by the record holder thereof in person or by duly authorized agent upon delivery to the Trustees or the Trust's transfer agent of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the transfer agent and registrar.

         A statement in full, of all the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each class authorized to be issued, will be furnished by the Trust to any shareholders upon request and without charge.

         IN WITNESS WHEREOF, the Trust has caused this Certificate to be signed by its duly authorized officers this __th day of May, 2004.


THE BANK OF NEW YORK                    CALAMOS STRATEGIC TOTAL RETURN FUND
as Transfer Agent and Registrar

                                        By:
                                           -------------------------------------

By:
   -----------------------------
                                        ATTEST:


                                        By
                                          --------------------------------------


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         FOR VALUE RECEIVED, __________________________ hereby sells, assigns and transfers unto _________________________________ Shares represented by this Certificate, and do hereby irrevocably constitute and appoint ______________ Attorney to transfer the said Shares on the books of the within named Trust with full power of substitution in the premises.

Dated             ,
     ------------- -----

In presence of

_______________________________________  _______________________________________

         Shares of Preferred Shares evidenced by this Certificate may be sold, transferred, or otherwise disposed of only pursuant to the provisions of the Trust's Agreement and Declaration of Trust and the Trust's Statement of Preferences.

         The Trust will furnish to any shareholder, upon request and without charge, the Trust's Agreement and Declaration of Trust and a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series of shares of beneficial interest of the Trust authorized to be issued, so far as they have been determined, and the authority of the Board of Trustees to determine the relative rights and preferences of subsequent classes or series. Any such request should be addressed to the Secretary of the Trust.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Trust or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


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